  EXHIBIT 10.26

Demand Promissory Note	February 16, 2018
$25,000

For value received, the undersigned, Manuscript Production, LLC, MJW Media Inc. and Michael Witherill jointly and severally promise to pay to the order of STADSC, LLC, the sum of $25,000, together with interest thereon at the rate of 15% per annum on the unpaid balance. The entire unpaid principal and any accrued interest shall be fully and immediately payable UPON DEMAND by the holder hereof.

Upon default in making payment within 1day of demand of holders, each of the undersigned hereby agree that this instrument shall be an absolute assignment of all present and future ownership rights, title and interest in and to the theatrical motion picture presently entitled to the “Manuscript” to the produced by the borrower herein. The Manuscript for the purposes of this instrument includes all ownership interest and any and all related affairs focused around The Manuscript. All parties to this note waive presentment, notice of nonpayment, protest and notice of protest, and agree to remain fully bound notwithstanding the release of any party, extension or modification of terms, or discharge of any collateral for this note. This note is in addition to and not in substitution of that certain line of credit note given by two of makers to holder dated 12/28/2017, in the current face amount of $2,995,797. This note is given for business and not for consumer purposes.

IN WITNESS WHEREOF, Borrower has duly executed this Note as of the day and year first above written.

/s/ Michael J. Witherill
Michael J. Witherill, Individually

MANUSCRIPT PRODUCTIONS, LLC, an Arizona limited liability company

By: /s/ Michael J. Witherill
Name: Michael J. Witherill
Its: Manager

MJW Media, Inc.

By: /s/ Michael J. Witherill
Name: Michael J. Witherill
Its: CEO